EXHIBIT 99.1

Neuberger Berman Inc.
605 Third Avenue New York, NY 10158-3698	[Neuberger Berman Logo]
Tel 212.476.9000

Contact:
Robert Matza Executive Vice President Chief Operating Officer Neuberger Berman (212) 476-9808	Scott Sunshine Towers Group (212) 354-5020

NEUBERGER BERMAN IN PRELIMINARY DISCUSSIONS

NEW YORK, NY, June 27, 2003 … Neuberger Berman Inc. (NYSE: NEU) confirmed today that it is engaged in preliminary discussions concerning a possible business combination. Although it has been and will remain Neuberger Berman’s policy not to comment on market rumors, Neuberger Berman is confirming these discussions at this time in light of a pending offering of a closed-end fund sponsored by Neuberger Berman. There can be no assurance that these discussions will result in a transaction. Neuberger Berman does not intend to make any additional comments on this matter unless and until a definitive agreement has been reached.

Neuberger Berman Inc., through its subsidiaries, is an investment advisory company with $56.3 billion in assets under management, as of March 31, 2003. For 63 years, the firm has provided clients with a broad range of investment products, services and strategies for individuals, families, and taxable and non-taxable institutions. The Company engages in wealth management services including private asset management, tax and financial planning, and personal and institutional trust services; mutual funds, institutional management and alternative investments; and professional securities services. Its website, and this news release, can be accessed at www.nb.com.

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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company’s products’ performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.